Exhibit 99.1

L I N C O L N E L E C T R I C H O L D I N G S , I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A

N E W S • R E L E A S E

LINCOLN ELECTRIC ACQUIRES KESTRA UNIVERSAL SOLDAS, INDÚSTRIA E COMÉRCIO,

IMPORTACÃO E EXPORTACÃO LTDA.

CLEVELAND, Tuesday, March 1, 2022 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) announced today that it has acquired Kestra Universal Soldas, Indústria e Comércio, Importação e Exportação Ltda. (“Kestra”), a privately held manufacturer headquartered in Atibaia, São Paulo State, Brazil. Kestra manufactures and provides specialty welding consumables, wear plates and maintenance and repair services for alloy and wear-resistant products commonly used in mining, steel, agricultural and industrial mill applications.

Kestra advances Lincoln Electric’s 2025 Higher Standard strategy in South America by broadening its specialty alloys portfolio and services. Kestra’s annual revenue is approximately USD$15 million. Terms of the transaction were not disclosed.

About Lincoln Electric

Lincoln Electric is the world leader in the engineering, design, and manufacturing of advanced arc welding solutions, automated joining, assembly and cutting systems, plasma and oxy-fuel cutting equipment, and has a leading global position in brazing and soldering alloys. Lincoln is recognized as the Welding Expert™ for its leading material science, software development, automation engineering, and application expertise, which advance customers’ fabrication capabilities to help them build a better world. Headquartered in Cleveland, Ohio, Lincoln has 56 manufacturing locations in 19 countries and a worldwide network of distributors and sales offices serving customers in over 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at https://www.lincolnelectric.com.

Contact

Amanda Butler

Vice President, Investor Relations & Communications

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com

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